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                                                                    Exhibit 10.2

                                EMPLOYMENT OFFER

August 18, 2003


Mr. Mark Stickney
50 Exchange Street
P.O. Box 7211
Portland, ME  04112


Dear Mark,

I am happy to offer you the position of Chief Financial Officer of Cosi, Inc. I am looking forward to a close and intense working relationship with you. The following are your employment terms.

Scope: Assume all of the responsibilities of the Chief Financial Officer.

Monthly Compensation:              $30,000 per month paid on or about the 20th
                                   of each month through April of 2004. As of May 1, 2004 compensation will be a base salary of $250,000 and you will become eligible for a performance bonus of 40% of you base salary based upon the achievement of mutually agreed performance levels.

Expenses:                          $5,650 per month expense allowance to cover
                                   housing, travel expenses, and incidentals.
                                   This expense allowance will cover travel to and from Cosi at the corporate location. This expense allocation will cease at the earlier of August 2004 or relocation. Other expenses incurred in the course of fulfilling the duties under this agreement will be reimbursed, subject to the Company's expense reimbursement policy.

Termination:                       Your employment shall be at will. Either
                                   party to this agreement can terminate at any time without any further obligation, except as otherwise set forth in writing by the parties.

Options:                           You will receive an option award of
                                   400,000 shares pursuant to the Company's
                                   amended and restated stock incentive plan.
                                   The option price will be set at the closing
                                   trading price on the day this employment
                                   offer is accepted. 88,889 of these options
                                   will vest through April 30, 2004.
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                                   These 88,889 options will vest at the rate of
                                   11,111 per month upon completion of each month through April 30, 2004. In the event that Cosi terminates this relationship before April 30, 2004, the 11,111 options that would otherwise vest in the month of termination will vest on a pro rated basis based upon the days worked in the termination month divided by the total days in the month.

                                   111,111 options will vest on August 31, 2004 provided you remain employed by the company as of such date. Of the remaining 200,000 options, 100,000 will vest in August 2005 and 100,000 options will vest in August 2006 provided you remain employed by the company as of such dates.

Bonus: A service bonus of $30,000 will be paid to you at the end of April 2004 provided you remain employed by the company as of such date.


Mark, I am excited to have you join our team. I look forward to a profitable and long relationship with you at Cosi.

Sincerely,


/s/  Kevin W. Armstrong
-----------------------
Kevin W. Armstrong
President & CEO
Cosi, Inc.
242 West 36th Street
New York, NY  10018




Accepted and agreed to:



/s/  Mark Stickney
-----------------------
Mark Stickney